Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

March 3, 2022

Board of Directors

Ashford Hospitality Trust, Inc.

14185 Dallas Parkway

Suite 1200

Dallas, TX 75254

Ladies and Gentlemen:

We are acting as counsel Ashford Hospitality Trust, Inc. a Maryland corporation (the “Company”), in connection with its filing of the registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed resale of up to 1,745,260 shares of Common Stock, par value $0.01 per share of the Company (the “Common Shares”).  The Common Shares will be issued upon the exercise of certain warrants (the “Warrants”) issuable pursuant to the terms of a Credit Agreement among the Company, Ashford Hospitality Limited Partnership, certain funds and accounts managed by Oaktree Capital Management, L.P., and Oaktree Fund Administration, LLC, as administrative agent, dated January 15, 2021, as amended. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Common Shares will not be issued in violation of the ownership limit contained in the Company’s charter. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors March 3, 2021 Page 2

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended.  We express no opinion herein as to any other statutes, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Common Shares, following issuance upon the exercise of the Warrants and receipt by the Company of the additional consideration payable upon such exercise, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the filing of the Registration Statement.  We assume no obligation to advise of any changes in the foregoing subsequent to the date of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” constituting part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP